Exhibit 28(j)(5)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm for SteelPath MLP Alpha Fund, a series of The SteelPath MLP Funds Trust, we hereby consent to all references to our firm included in or made a part of this Prospectus and Statement of Additional Information to The SteelPath MLP Funds Trust Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services
Cohen Fund Audit Services, Ltd.
Westlake, Ohio
March 2, 2010